Exhibit 99.1

For more information, please contact:

COMPANY Xin Ma, Chief Financial Officer SkyPeople Fruit Juice, Inc. Tel: China + 86 - 29-8837-7161 Email: oliver.x.ma@skypeoplefruitjuice.com Web: http://www.skypeoplefruitjuice.com	INVESTOR RELATIONS David Rudnick, Account Manager Precept Investor Relations LLC Tel: US +1 917-864-8849 Email: david.rudnick@preceptir.com

SkyPeople Fruit Juice Receives Nasdaq Notification of
Non-Compliance with Minimum Bid Price Rule

XI'AN, China, October 8, 2015 /PRNewswire-Asia-FirstCall/ -- SkyPeople Fruit Juice, Inc. (NASDAQ: SPU - News) ("SkyPeople" or "the Company"), a producer of fruit juice concentrates, fruit juice beverages and other fruit-related products, today announced that on October 6, 2015, it received a written notice from the Listing Qualifications department of The Nasdaq Stock Market (“Nasdaq”) indicating that the Company is not in compliance with the minimum bid price requirement of $1.00 set forth in Nasdaq Listing Rule 5450(a)(1) for continued listing on the Nasdaq Global Market.

The Nasdaq Listing Rules require listed securities to maintain a minimum bid price of $1.00 per share and, based upon the closing bid price for the 30 consecutive days ended October 5, 2015, the Company did not meet this requirement. SkyPeople has been provided a 180 day period in which to regain compliance. During this period, the closing bid price of the Company’s ordinary shares must be at least $1.00 for a minimum of ten consecutive business days to regain compliance. In addition, in the event the Company does not regain compliance within the 180 day period, it may be eligible for a second compliance period to regain compliance if so granted by Nasdaq staff.

The notification letter has no effect on the listing of the Company’s ordinary shares at this time and the shares will continue to trade on the Nasdaq Global Market under the ticker “SPU”.

About SkyPeople Fruit Juice, Inc.

SkyPeople Fruit Juice, Inc., a Florida company, through its wholly-owned subsidiary Pacific Industry Holding Group Co., Ltd. (“Pacific”), a Vanuatu company, and SkyPeople Juice International Holding (HK) Ltd., a company organized under the laws of Hong Kong Special Administrative Region of the People’s Republic of China and a wholly owned subsidiary of Pacific, holds 99.78% ownership interest in SkyPeople Juice Group Co., Ltd. (“SkyPeople (China)”). SkyPeople (China), together with its operating subsidiaries in China, is engaged in the production and sales of fruit juice concentrates, fruit beverages, and other fruit related products in the PRC and overseas markets. Its fruit juice concentrates are sold to domestic customers and exported directly or via distributors. Fruit juice concentrates are used as a basic ingredient component in the food industry. Its brands, “Hedetang” and “SkyPeople,” which are registered trademarks in the PRC, are positioned as high quality, healthy and nutritious end-use juice beverages. For more information, please visit http://www.skypeoplefruitjuice.com.

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